EXHIBIT 21.1

Subsidiaries of the Pike Electric Corporation

Pike Electric, Inc. (North Carolina)
Pike Equipment and Supply Company (North Carolina)
Red Simpson, LLC (Louisiana)
Gillette Electric Construction, Inc. (Florida)